Exhibit 99.1

FOR IMMEDIATE RELEASE

VERENIUM REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER

AND SIX MONTHS ENDED JUNE 30, 2011

— Company reports increased revenue from grain and oilseed processing enzymes; enters strategic partnership to progress animal health & nutrition pipeline products —

SAN DIEGO, CA., August 9, 2011 – Verenium Corporation (Nasdaq: VRNM), a leading industrial biotechnology company focused on the development and commercialization of high-performance enzymes, today reported a summary of recent Company highlights and financial results for the second quarter and six months ended June 30, 2011.

“I am very pleased with the progress we’ve made in terms of product revenues and partnership negotiations in the first half of the year,” said James E. Levine, President and Chief Executive Officer at Verenium. “In the second quarter we saw significant growth and diversification of product revenues through our Grain and Oilseed Processing products. In addition, we entered into an important collaboration with Novus International Inc. to develop multiple products for the animal health and nutrition market, demonstrating the value of Verenium’s product development capabilities in the large and growing global industrial enzymes market.”

Company Highlights

Since the beginning of 2011, Verenium has made significant progress on both operational and financial fronts. Recent accomplishments include:

Operational/Industry Performance:

Animal Health and Nutrition

•

Announced a strategic collaboration with Novus International Inc. to jointly develop and commercialize a suite of new animal health and nutrition enzyme products from Verenium’s late-stage product pipeline.

Grain Processing

•

Grew 2011 year-to-date revenues from the Company’s grain processing enzymes, including Fuelzyme® alpha-amylase, Deltazym® GA L-E5 glucoamylase, Veretase® alpha-amylase and XylathinTM xylanase, by 35% over the same period in 2010; and

•	Grain processing has grown to represent 31% of 2011 year-to-date product revenues from 25% during the same period in 2010.

Oilseed Processing

•	Achieved a 100% increase in 2011 year-to-date revenue from Purifine® PLC over the same period in 2010 due to higher utilization at higher prices to our existing customers.

Corporate/Financial:

•	Increased total product revenue by 11% to $27.5 million for the first half of 2011, compared to $24.9 million for the same period in 2010;

•

Increased 2011 year-to-date product revenue from Grain and Oilseed Processing product lines as a percentage of product revenue to approximately 40% from approximately 30% in the same period in 2010 through increasing sales of Company’s newer enzymes including Fuelzyme® alpha-amylase, XylathinTM xylanase, Veretase® alpha-amylase, Deltazym® GA L-E5 glucoamylase and Purifine® PLC;

•

Signed a lease agreement for new office and laboratory space in the Torrey Pines area of San Diego, which is targeted to commence in 2012 following the completion of construction and tenant improvements;

•	Ended the quarter with unrestricted cash and cash equivalents totaling $44.6 million and convertible notes outstanding of $44.2 million; and

•	Subsequent to the end of the second quarter, repurchased $8.2 million in principal amount of outstanding convertible notes.

Financial Results

In the commentary below, the historical results of the Company’s ligno-cellulosic biofuels business for current and prior periods have been reclassified into discontinued operations as a result of the sale of the ligno-cellulosic biofuels business on September 2, 2010 to BP Biofuels North America LLC.

Revenues

Revenues for the periods ended June 30, 2011 and 2010 were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Animal Health and Nutrition	$8,035	$8,887	$16,110	$16,841

Grain Processing	4,535	3,152	8,429	6,239
All other products	1,908	1,251	2,971	1,772

Total product	14,478	13,290	27,510	24,852
Collaborative	656	390	1,020	1,052

Total revenues	$15,134	$13,680	$28,530	$25,904

Total revenues for the six months ended June 30, 2011 increased 10% to $28.5 million from $25.9 million for the same period in the prior year, with product revenues representing approximately 96% of total revenues in both periods. Product revenues for the six months ended June 30, 2011 increased 11% to $27.5 million from $24.9 million for the same period in the prior year, primarily due to an increase in revenues from grain processing enzymes, including Fuelzyme® alpha-amylase, Veretase® alpha-amylase, Deltazym® GA L-E5 glucoamylase and XylathinTM xylanase. These products continued to gain traction in the grain ethanol markets and together with Purifine® PLC for soybean oil processing, achieved significant revenue growth over 2010.

Product Gross Profit and Gross Margin

Product gross profit for the six months ended June 30, 2011 increased 6% to $10.0 million from $9.5 million for the same period in prior year. Gross margin decreased to 36% of product revenue for the six months ended June 30, 2011, compared to 38% for the six months ended June 30, 2010. Gross margin decreased primarily due to a decrease in the royalty paid as profit share from sales of Phyzyme phytase by our partner Danisco Animal Nutrition.

Operating Expenses (excluding cost of product revenue and restructuring expense)

Excluding cost of product revenues and restructuring, total operating expenses related to continuing operations for the six months ended June 30, 2011 decreased to $14.1 million (including share-based compensation of $0.3 million) from $16.3 million (including share-based compensation of $0.6 million) for the same period in the prior year; this is primarily due to reimbursement of legal fees of $1.1 million for expenses incurred during 2010 for defense of the Company’s noteholder lawsuit which was settled on March 23, 2011, and to initiatives to decrease general and administrative expenses. As a partial offset, research and development costs for continued investment in pipeline products showed an increase.

Restructuring Expense

On March 31, 2011 the Company closed its office in Cambridge, Massachusetts, resulting in a charge of $2.9 million, consisting of employee termination costs, facilities closure costs, and employee relocation costs for several employees who were relocated to San Diego.

Operating Loss from Continuing Operations

Operating loss from continuing operations for the six months ended June 30, 2011 was $6.0 million compared to $5.7 million for the same period in 2010. This increase is primarily reflective of restructuring expenses of $2.9 million. Excluding the impact of restructuring, operating loss from continuing operations decreased $2.7 million, primarily due to the reimbursement of legal fees and further reductions in general and administrative expenses.

Net Income (loss) from Continuing Operations

Net income from continuing operations for the six months ended June 30, 2011 was $2.3 million compared to a net loss of $9.9 million for the same period in 2010, on a GAAP accounting basis. Adjusted for the impact of non-cash items related to the Company’s convertible debt, the Company’s non-GAAP pro-forma net loss from continuing operations for the six months ended June 30, 2011 was $7.7 million compared to $9.8 million for the same period in the prior year. The Company believes that excluding the impact of these items provides a more consistent measure of operating results.

Balance Sheet

The Company ended the second quarter of 2011 with $44.6 million in cash and cash equivalents, $5.0 million in restricted cash, and $44.2 million in debt at face value. Subsequent to the end of the second quarter, on July 27, 2011, the Company repurchased $8.2 million in principal amount of its outstanding convertible notes in a privately negotiated transaction. To effect this repurchase, the Company paid a total of $7.7 million in cash to a noteholder to retire principal, plus $0.2 million of accrued interest as of the closing date, leaving the Company with approximately $36 million in face value of debt at that date.

“We are encouraged by the strong operational and financial performance achieved in the first half of the year,” said Jeffrey Black, Senior Vice President and Chief Financial Officer. “Our ability to increase product revenues and product gross profit, while at the same time lowering operating expenses and conserving cash, signifies that we are executing on our strategy to strengthen our balance sheet and position the Company for future growth.”

About Verenium

Verenium, an industrial biotechnology company, is a global leader in developing high-performance enzymes. Verenium’s tailored enzymes are environmentally friendly, making products and processes greener and more cost-effective for industries, including the global food and fuel markets. Read more at www.verenium.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include, but are not limited to, statements related to Verenium’s lines of business, operations, capabilities, commercialization activities, corporate partnerships, target markets and future financial performance, results and objectives, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s strategic focus, risks associated with Verenium’s technologies, risks associated with Verenium’s ability to obtain additional capital to support its planned operations and financial obligations, risks associated with Verenium’s dependence on patents and proprietary rights, risks associated with Verenium’s protection and enforcement of its patents and proprietary rights, the commercial prospects of the industries in which Verenium operates and sells products, Verenium’s dependence on manufacturing and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize its technologies and products (including by obtaining any required regulatory approvals) using Verenium’s technologies and timing for launching any commercial products and projects, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, and risks and other uncertainties more fully described in Verenium’s filings with the Securities and Exchange Commission, including, but not limited to, Verenium’s annual report on Form 10-K for the year ended December 31, 2010 and any updates contained in its subsequently filed quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof, and Verenium expressly disclaims any intent or obligation to update these forward-looking statements.

# # #

Contacts:

Kelly Lindenboom Vice President, Corporate Communications 858-431-8580 kelly.lindenboom@verenium.com	Sarah Carmody Manager, Corporate Communications 858-431-8581 sarah.carmody@verenium.com

Verenium Corporation

Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Product	$14,478	$13,290	$27,510	$24,852
Collaborative	656	390	1,020	1,052

Total revenue	15,134	13,680	28,530	25,904

Operating expenses:
Cost of product revenue	9,392	8,830	17,476	15,346
Product gross profit	5,086	4,460	10,034	9,506
Product gross margin	35%	34%	36%	38%
Research and development	2,288	1,249	4,920	2,676
Selling, general and administrative	4,666	6,495	9,166	13,582
Restructuring charges	82	—	2,920	—

Total operating expenses	16,428	16,574	34,482	31,604

Operating loss from continuing operations	(1,294)	(2,894)	(5,952)	(5,700)

Other income and expense:
Interest and other expense, net	(692)	(2,127)	(1,753)	(4,107)
Gain on debt extinguishment upon conversion of convertible notes	—	—	—	598
Gain on debt extinguishment upon repurchase of convertible notes	—	—	11,284	—
Gain (loss) on net change in fair value of derivative assets and liabilities	518	(786)	(1,295)	(718)

Total other income (expense), net	(174)	(2,913)	8,236	(4,227)

Income (loss) from continuing operations	(1,468)	(5,807)	2,284	(9,927)

Discontinued operations:
Income (loss) from discontinued operations	—	(6,353)	61	(21,729)

Less: Loss attributed to noncontrolling interests in consolidated entities – discontinued operations	—	7,675	—	15,175

Net income (loss) attributed to Verenium	$(1,468)	$(4,485)	$2,345	$(16,481)

Basic and diluted net income (loss) per share:
Continuing operations	$(0.12)	$(0.47)	$0.18	$(0.82)

Discontinued operations	$—	$(0.52)	$—	$(1.79)

Net income (loss)	$(0.12)	$(0.37)	$0.19	$(1.35)

Shares used in computing basic and diluted net income (loss) per share	12,606	12,273	12,606	12,165

Verenium Corporation

Condensed Consolidated Balance Sheet Data

(unaudited, in thousands)

	June 30, 2011	December 31, 2010
Cash and cash equivalents	$44,620	$87,929
Restricted cash, short term	5,000	—
Accounts receivable, net	9,447	6,708
Inventory, net	5,649	5,316

Other current assets	2,508	2,694
Restricted cash, long term	—	5,000
Property and equipment, net	3,645	3,134
Other noncurrent assets	602	976

Total assets	$71,471	$111,757

Current liabilities, excluding deferred revenue, restructuring and liabilities of discontinued operations	$10,703	$16,849
Deferred revenue, current	3,499	894
Accrued restructuring, current	1,047	—
Convertible notes, at carrying value (face value of $44.2 million at June 30, 2011 and $74.7 million at December 31, 2010)	48,242	88,011
Other long term liabilities	946	1,216
Liabilities of discontinued operations	683	1,617
Stockholders’ equity	6,351	3,170

Total liabilities and stockholders’ equity	$71,471	$111,757

Verenium Corporation

Unaudited Supplemental and Non-GAAP Pro Forma Financial Information

(in thousands, except per share amounts)

The following unaudited supplemental and non-GAAP pro forma financial information is derived from the Company’s condensed consolidated financial statements for the three and six months periods ended June 30, 2011 and 2010, as reported under GAAP. The Company believes that such supplemental and non-GAAP financial information is helpful to understand the results of operations of the business.

	Non-GAAP Pro Forma Net Loss From Continuing Operations
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Income (loss) from continuing operations	$(1,468)	$(5,807)	$2,284	$(9,927)

Adjustments:
Gain on debt extinguishment upon repurchase of convertible notes	—	—	(11,284)	—
Gain on debt extinguishment upon conversion of convertible notes	—	—	—	(598)
(Gain) loss on net change in fair value of derivative assets and liabilities	(518)	786	1,295	718

Non-GAAP pro forma net loss from continuing operations	$(1,986)	$(5,021)	$(7,705)	$(9,807)

Non-GAAP pro forma net loss from continuing operations per share	$(0.16)	$(0.41)	$(0.61)	$(0.81)